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                                                                    EXHIBIT 10.8
                               AMENDMENT TO THE
                                DOMINO'S PIZZA
                          DEFERRED COMPENSATION PLAN

Domino's Pizza, Inc., having determined that the Company shall no longer make either Employer Matching Contributions or Supplemental Contributions after the end of the 1999 Plan Year and having further determined to provide a modified Employer benefit to the plan for the Plan Year 2000 which is not yet determined desires to grant Participants with a limited opportunity to change their Participant elections this one year only prior to their receipt of compensation adopts the following amendment to the Plan effective immediately:

Section 3.1 is deleted in its entirety and the following is substituted in its place:

     DEFERRAL CONTRIBUTIONS. Each Participant may elect to execute a salary reduction agreement with the Employer to reduce their Compensation by a specified percentage: determined by the Compensation Committee of the Board of Directors of the Employer not exceeding the percentage of his or her Compensation applicable to their particular job grade and position as described on the attached Exhibit B in a whole number multiple of five (5) percent. Such agreement shall become effective on the first day of the period as set forth in the Participant's election. The election will be effective to defer Compensation relating to all services performed in a Plan Year subsequent to the filing of such an election. An election once made will remain in effect until a new election is made. A new election will be effective as of the first day of the following Plan Year and will apply only to Compensation payable with respect to services rendered after such date, provided however, that for the Plan Year 2000, Participants shall be entitled to change their election on one occasion before February 28, 2000 in this Plan Year only due to a change in the terms of the Employer contributions to the Plan which will not become effective or determined until after the commencement of the 2000 Plan Year. Amounts credited to a Participant's account prior to the effective date of any new election will not be affected and will be paid in accordance with that prior election. A Participant shall have nonforfeitable right to his or her Deferral Contributions.

This amendments shall be effective immediately. Other than the foregoing amendment, the plan remains in full force and effect and unmodified.
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          IN WITNESS WHEREOF, the Company has amended the plan to be effective immediately.

                              DOMINO'S PIZZA, INC.


                              By:
                                 ---------------------------------------------
                                    Harry Silverman

                              Its: Chief Financial Officer

Dated:
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